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                                                                     Exhibit 4.2

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT ("Agreement") is made as of the 30th day of June, 1998, by and between NATIONSBANC CAPITAL CORP. ("NationsBanc"), CUMULUS MEDIA INC., an Illinois corporation (the "Corporation"), and the undersigned holders (the "Shareholders") of all of the issued and outstanding shares of Class C Common Stock of the Corporation ("Class C Stock") or options to acquire Class C Stock.

                                    RECITALS

         NationsBanc is the holder of certain shares of the common stock of the Corporation. The Articles of Incorporation of the Corporation provide that under certain circumstances the holders of Class C Stock shall have the right to elect a Director of the Corporation (the "Class C Director"), and the Shareholders have agreed with NationsBanc that such Class C Director shall, during the period specified herein, be the person designated by NationsBanc. Accordingly, the parties wish to set forth their agreement with respect to the election of the Class C Director.

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby promise and agree as follows:

1. Definitions. For the purposes of this Agreement, the following capitalized terms shall be defined as follows:

         "AFFILIATE" shall be defined as set forth in Rule 144 promulgated under the Securities Act of 1933, as amended.

         "APPLICABLE PERIOD" shall mean the period commencing on the date of the issuance of a final order of the Federal Communications Commission ("FCC") that the granting of a right to NationsBanc to designate a director of the Corporation will not result in NationsBanc's interest in the Corporation being "attributable" under applicable FCC rules, and ending on the date that NationsBanc (together with its Affiliates) owns less than fifty percent (50%) of the number of shares of Common Stock held by NationsBanc on the date hereof.

         "COMMON STOCK" shall mean the Class A Common Stock, Class B Common Stock, and Class C Common Stock of the Corporation, each with a par value per share of $.01.

         "DESIGNATED CLASS C DIRECTOR" shall initially be Robert H. Sheridan,
         III. NationsBanc may, at any time and from time to time, change the Designated Class C Director by written notice to all Shareholders (a) stating that the then existing Class C Director (identified by name) shall no longer be the Designated Class C Director, (b) identifying the person designated to be the new Designated Class C Director, and (c) specifying the effective date of such designation. If the person designated as the Designated Class C Director is unable or unwilling to serve as the Class C Director then NationsBanc shall promptly give written notice of a new Designated Class C Director to all Shareholders,
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         and until such notice is given the Shareholders shall have no obligation to elect a Class C Director.

2. Election of Director. Each Shareholder agrees that it shall, during the Applicable Period:

         a. appear in person or by proxy at each special meeting of the holders of Class C Stock and each regular meeting of the shareholders of the Company at which a Class C Director is to be elected ("Class C Meeting"), for the purpose of obtaining a quorum;

         b. at each Class C Meeting, vote, in person or by proxy, all of the shares of Class C Stock now owned or hereafter acquired by the Shareholder in favor of the election of the Designated Class C Director;

         c. in any action by written consent of the holders of Class C Stock for the purpose of electing a Class C Director, consent to the election of the Designated Class C Director; and

         d. not vote any of its shares of Class C Stock for, or execute any consent to the election of, any Class C Director other than the Designated Class C Director.

3. Revocation of Proxies. Each Shareholder hereby revokes all proxies and powers of attorney with respect to the Class C Stock held by such Shareholder which such Shareholder may have heretofore appointed or granted with respect to the election of the Class C Director, and during the term hereof no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, such proxy or power of attorney shall not be effective) by such Shareholder with respect to the election of the Class C Director. Nothing in this Agreement shall be deemed to prohibit or limit the granting by any Shareholder of any proxy or power of attorney for any Class C Stock for any purpose other than the election of a Class C Director.

4. Issuance of Shares. The Company agrees that during the Applicable Period it shall not issue any shares of Class C Stock unless prior to the issuance of such shares the person or entity to whom such shares of Class C Stock are to be issued has executed a counterpart of this Agreement and any amendments hereto, agreeing to be bound by the provisions hereof as a Shareholder hereunder, and copies of such executed counterpart have been sent to each party hereto.

5. Termination. This Agreement shall terminate immediately upon the expiration of the Applicable Period, and upon such termination the parties hereto shall have no further rights or obligations hereunder.

6. Remedies. This Agreement is a "voting agreement" as described in Section 7.70 of the Illinois Business Corporation Act of 1983, as amended. Each Shareholder acknowledges that it may not be possible to measure in monetary terms the damages which NationsBanc would suffer by reason of a failure by any Shareholder to perform such Shareholder's obligations under this Agreement. Accordingly, should any dispute arise concerning any Shareholder's proper
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performance of such Shareholder's obligations under this Agreement, NationsBanc shall be entitled to obtain an injunction for specific performance, or other appropriate equitable relief, requiring such Shareholder to act in accordance with the terms hereof. Any such equitable remedy shall be non-exclusive and may be in addition to any other remedy to which NationsBanc may be entitled.

7. Successors. Any Shareholder who transfers shares of Class C Stock shall, prior to and as a condition to such transfer, (a) notify the transferee of the existence and terms of this Agreement, and (b) obtain the execution by such transferee of a counterpart of this Agreement and any amendments hereto, agreeing to be bound by the provisions hereof as a Shareholder hereunder.

8. Representation. The Corporation and the Shareholders warrant and represent, which warranties and representations shall survive the execution hereof, that the Shareholders own all Class C Common Stock and all options to acquire Class C Stock which are issued and outstanding as of the date hereof.

9. Notices. Any notice required or permitted to be given or made by any party to any other hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or five (5) days after deposited in the United States mail, certified or registered mail, postage prepaid, in each case addressed to the parties at their respective addresses set forth opposite their signatures to this Agreement or to such changed address as any party shall designate by proper notice to the other parties.

10. Governing Law. This Agreement and the rights and remedies of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of laws provisions thereof.

11. Legend. Each certificate representing shares of Class C Stock shall bear a legend stating that the shares are subject to this Agreement.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but when taken together shall constitute but one and the same document.

13. Waiver. No waiver by any party hereto of any breach of any provision of this Agreement shall be deemed a waiver by such party of any subsequent breach.

14. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the matters set forth herein and all prior discussions, negotiations, agreements, correspondence and understandings between the parties (whether oral or written) relating to the terms of this agreement are merged herein and superseded hereby. No provision of this Agreement may be amended or modified other than by a writing signed by the party against whom enforcement is sought.
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15. Invalidity. If for any reason one or more of the provisions of this
Agreement are deemed by a court of competent jurisdiction to be unenforceable or otherwise waived by operation of law, the remainder of this Agreement shall be deemed to be valid and enforceable and shall be construed as if such invalid and unenforceable provision were omitted.

16. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above first written.

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
Attn:  Mr. Robert H. Sheridan, III                   NATIONSBANC CAPITAL CORP.
NationsBanc Capital Investors
100 North Tryon Street
NationsBanc Corporate Center, 10th Floor
NC1-007-10-04                                        By:   /s/
Charlotte, NC  28255                                       --------------------------------------------
FAX:  (704) 386-6432                                       Robert H. Sheridan, III   (title)




Attn:  Mr. Richard Weening                           CUMULUS MEDIA INC.
Cumulus Media Inc.
111 E. Kilbourn Avenue, Suite 2700
Milwaukee, WI  53202                                 By:   /s/
FAX:  (414) 615-2880                                       --------------------------------------------
                                                           Richard Weening, Executive Chairman



                                                     SHAREHOLDERS:

Attn:  Mr. Richard Weening                           QUAESTUS MANAGEMENT CORPORATION
QUAESTUS Management Corporation
111 E. Kilbourn Avenue, Suite 2700
Milwaukee, WI  53202                                 By:   /s/
FAX:  (414) 615-2880                                       --------------------------------------------
                                                           Richard Weening, President



Attn:  Mr. Lewis W. Dickey, Jr.                      DBBC OF GEORGIA, LLC
DBBC of Georgia, LLC
3060 Peachtree Road N.W.
Suite 750                                            By:   /s/
Atlanta, GA  30305                                         --------------------------------------------
FAX:  (404) 688-3024                                       Lewis W. Dickey, Jr.               (title)
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(signatures continued on next page)
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
                                                     CML HOLDINGS, LLC
CML Holdings, LLC
111 E. Kilbourn Avenue, Suite 2700
Milwaukee, WI  53202                                 By:   /s/
(414) 615-2880                                             ---------------------------------------



c/o Cumulus Media Inc.
111 E. Kilbourn Avenue, Suite 2700
Milwaukee, WI  53202
FAX:  (414) 615-2880                                 /s/
                                                     --------------------------------------------
                                                     Richard Weening

c/o DBBC of Georgia, LLC
3060 Peachtree Road N.W.
Suite 750
Atlanta, GA  30305                                   /s/
FAX:  (404) 688-3024                                 --------------------------------------------
                                                     Lewis W. Dickey, Jr.
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